UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): August 17, 2009

INOVA TECHNOLOGY, INC.
(Formerly Edgetech Services. Inc.)
(EXACT NAME OF REGISTRANT SPECIFIED IN CHARTER)

NEVADA	000-27397	98-0204280
(STATE OF INCORPORATION)	(COMMISSION FILE NUMBER)	(IRS EMPLOYER IDENTIFICATION NO.)

2300 W. Sahara Ave. Suite 800 Las Vegas, NV 89102
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES) (ZIP CODE)

800 757 9808
(REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 8.01 Other events

Inova Releases Fiscal Year End Financial Results: Revenue Increased 318% to $22.6 million from $5.4 million

Santa Monica, CA August 10, 2009. Inova Technology (“INVA”) released its fiscal year results. For the year ending in April 30, 2009 revenue increased to $22.6 million from $5.4 million during the year ended April 30, 2008.  Earnings before income taxes, depreciation and amortization, a non-GAAP measure, increased to $2.6 million from $89,000 during the comparative year end periods.  This increase was primarily due to the successful integration of the Desert Communications and Trakkers acquisitions during the fiscal year ended April 30, 2009.  Net loss for the years ended April 30, 2009 and 2008 increased to $2.0 million from $1.0 million, respectively, primarily due to increased interest expense and amortization.  Net loss per share for the year ended April 30, 2009 increased to $.82 from $.65 for the year ended April 30, 2008.  Net cash provided by operating activities increased to $3.2 million during the year ended April 30, 2009 from $.8 million during the year ended April 30, 2008.

Total assets increased 40% to $14.7 million as of April 30, 2009 from $10.5 million as of the year ended April 30, 2008. Shareholder equity increased 178% to $3.9 million as of April 30, 2009 compared to $1.4 million as of April 30, 2008.  We ended the fiscal year, April 30, 2009, with $1.1 million of cash in the bank.

“We are very pleased with our performance during such a challenging period. These results clearly reflect the tremendous progress that our team has made as we successfully execute our business plan under stressful recessionary conditions”, said CEO, Mr. Adam Radly.

(b)                                   Exhibits*.

Exhibit No.	Item

1	Press Release

* Pursuant to Item 601(b)(2) of Regulation S-K, certain of the exhibits and schedules may have been omitted. If so, such exhibits and schedules will be provided to the Securities and Exchange Commission upon request.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Inova Technology, Inc.

Date: August 17, 2009	By:	/s/ Adam Radly
Adam Radly
Chairman & Chief Executive Officer

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